                        Exhibit 99.1

ADT Reports Third Quarter 2023 Results

Significant balance sheet improvement driven by divestiture of commercial business
Record high CSB recurring monthly revenue balance driven by strong retention
Improved capital efficiency with record revenue payback of 2.0 years
Continued innovation in core smart home security markets and rationalization of solar footprint

BOCA RATON, Fla., Nov. 2, 2023 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the third quarter of 2023.

Financial highlights for the third quarter of 2023 are listed below. Except for cash flow measures, prior period amounts have been recast to exclude the commercial business, consistent with continuing operations GAAP presentation following the sale of the commercial business. Variances are on a year-over-year basis unless otherwise noted.

•Total revenue of $1.2 billion with end-of-period recurring monthly revenue (RMR) up 3% to $350 million
•High customer retention with gross revenue attrition maintaining 12.9%
•Record revenue payback of 2.0 years
•GAAP loss from continuing operations of $21 million, or $(0.02) per diluted share, up $148 million, which includes $88 million negative impact from Solar segment goodwill impairment in the current quarter, compared to $201 million in the prior year quarter
•Adjusted income from continuing operations of $69 million, or $0.08 per diluted share, down $3 million
•Adjusted EBITDA from continuing operations of $583 million, flat compared to prior year with CSB Adjusted EBITDA of $623 million, up 6%

“ADT’s core security and smart home business delivered a strong third quarter with recurring monthly revenue topping $350 million, revenue payback at a record low of 2.0 years and continued progress in product development. The solar business continued to perform below our expectations and we’ve undertaken a substantial restructuring in an effort to drive more positive results,” said ADT Chairman, President and CEO, Jim DeVries. “In October, ADT closed on the previously announced divestiture of the commercial business with all net proceeds allocated to debt reduction. Additionally, following this transaction and a credit rating upgrade, ADT refinanced approximately $1.4 billion of debt, extending the maturity from 2026 to 2030 and reducing borrowing costs. Closing out 2023, ADT is in a position of strength, focused on continued value creation, growing cash flow, and optimized capital allocation.”

BUSINESS HIGHLIGHTS
Foundation for Growth
•Continued growth of RMR – The end-of-period RMR balance was a record at $350 million, representing a 3% increase over the prior year period. Over 85% of total Consumer and Small Business (CSB) revenue was generated from this durable recurring revenue.
•Maintained near record customer retention and improved revenue payback – With strong customer satisfaction, trailing 12-month gross customer revenue attrition was 12.9%, flat versus the prior year period, and revenue payback ended the third quarter of 2023 at a record 2.0 years, reflecting a 0.2 year improvement versus the prior year.
Unlocking Shareholder Value
•Completed sale of commercial business – On Oct. 2, 2023, the Company completed the previously announced divestiture of its commercial business for a purchase price of approximately $1.6 billion.
•Balance sheet fortification – Following the close of the third quarter, the Company significantly reduced leverage, improved borrowing costs and extended debt maturities. Additionally, improvements in both the balance sheet and operations of the business were recognized in a corporate rating upgrade by Moody’s.
◦Significant debt reduction – Net proceeds from the commercial divestiture and cash on hand used or committed to significantly reduce the Company’s leverage by approximately $2.0 billion in 2023.
◦Successful refinancing – The Company refinanced approximately $1.4 billion of debt extending the maturity from 2026 to 2030 and reducing borrowing costs by approximately 35 basis points.
◦Credit rating upgrade – Moody’s upgraded ADT’s corporate credit rating to ‘Ba3’ from ‘B1’ with a stable rating outlook in recognition of the Company’s debt reduction and improving operating metrics for the core residential business.
•Solar restructuring – The Company is taking immediate and decisive action to streamline the Solar business by focusing on the top performing markets and rationalizing the overhead and infrastructure of the business accordingly.
Innovative Offerings
•ADT Home Security Program for State Farm expands – ADT’s program for State Farm customers continues to ramp and is currently available in 13 states. In those states, State Farm homeowners can participate in the program to receive ADT home security products and professional monitoring at a reduced cost.
•ADT+ professional installation – The Company expects to begin a phased rollout of the ADT+ app to pro-install customers in the fourth quarter. With this rollout, our customers will have next generation hardware and technology through the ADT+ app which will be the conduit for future innovation and premium differentiation.

Unrivaled Safety
•Alarm Scoring pilot activated – ADT activated its Alarm Scoring pilot program in five U.S. cities. This innovative system offers a uniform and reliable approach for categorizing alarm severity levels. Alarm scoring enhances the accuracy of assessing potential life or property threats and gives first responders the most precise and crucial alarm data for improved emergency responses.
Premium Experience
•Virtual Assistance Wifi Fix – In addition to the ADT Virtual Assistance program, the Company rolled out the ADT Wifi Fix app. The tool allows virtual customer service agents to diagnose and address any Wifi issues impacting customers’ ADT equipment or other devices.
Progress on our ESG Journey
•Supporting Fight Blight Bmore – ADT made a $100,000 donation to charity partner Fight Blight Bmore, a nonprofit focused on creating safe, smart and sustainable spaces in West Baltimore to combat the city’s blight.
•ADT and Miami Marlins “Rookies” program – As part of our existing partnership, ADT and the Miami Marlins teamed up to host the first Marlins Rookies program, a safe place for South Florida youth to stay active while developing social and emotional competencies.

2023 FINANCIAL OUTLOOK
The Company is revising its financial guidance for 2023, primarily to account for the recent divestiture of the commercial business, which is now reported as discontinued operations, and updated operating performance. Strong CSB performance is mostly offsetting weaker Solar underperformance, which has allowed ADT to maintain slightly narrowed guidance within the prior ranges after adjusting for the divestiture.

Total Revenue, Adjusted EBITDA, and Adjusted EPS reflect only the Company's continuing operations. Adjusted Free Cash Flow (including interest rate swaps) and Adjusted Free Cash Flow include amounts related to the commercial business through the date of sale, consistent with the presentation on the GAAP Statement of Cash Flows.

(in millions, except per share data)	Prior Guidance	Updated Guidance for Continuing Operations
Total Revenue	$6,300 - $6,500	$4,950 - $5,150
Adjusted EBITDA	$2,525 - $2,625	$2,350 - $2,400
Adjusted EPS	$0.30 - $0.40	$0.40 - $0.45
Adjusted Free Cash Flow (including interest rate swaps)	$600 - $700	$600 - $650
Adjusted Free Cash Flow	$525 - $625	$525 - $575
The Company is not providing forward-looking guidance for U.S. GAAP financial measures other than Total Revenue or a quantitative reconciliation to the most directly comparable GAAP measures for its non-GAAP financial guidance shown above because the GAAP measures cannot be reliably estimated and the reconciliations cannot be performed without unreasonable effort due to their dependence on future uncertainties and adjusting items that the Company cannot reasonably predict at this time but which may be material. Please see "Non-GAAP Measures" for additional information.

TOTAL COMPANY RESULTS (1)(2)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	GAAP
Total revenue	$1,237	$1,290	$3,760	$3,851
Income (loss) from continuing operations	$(21)	$(169)	$(150)	$(35)
Net income (loss)	$(86)	$(161)	$(113)	$(18)
Net cash provided by (used in):
Operating activities	$446	$498	$1,246	$1,321
Investing activities	$(333)	$(401)	$(988)	$(1,209)
Financing activities	$(18)	$(93)	$(275)	$(86)
Income (loss) from continuing operations per share - basic	$(0.02)	$(0.19)	$(0.16)	$(0.04)
Income (loss) from continuing operations per share - diluted	$(0.02)	$(0.19)	$(0.16)	$(0.04)
	Non-GAAP Measures
Adjusted EBITDA	$583	$583	$1,766	$1,719
Adjusted Free Cash Flow	$148	$145	$348	$288
Adjusted Free Cash Flow (including interest rate swaps)	$171	$143	$408	$261
Adjusted Income (Loss) from Continuing Operations	$69	$72	$213	$99
Adjusted Diluted Income (Loss) per share	$0.08	$0.09	$0.25	$0.12
	Other Measures
Trailing twelve-month revenue payback			2.0 years	2.2 years
Trailing twelve-month gross customer revenue attrition			12.9%	12.9%
End of period RMR			$350	$340
SEGMENT RESULTS (2)
CSB

	Three Months Ended September 30,
(in millions)	2023	2022	$ Change	% Change
Monitoring and related services	$1,053	$1,022	$32	3%
Security installation, product, and other	126	89	38	42%
Total CSB revenue	$1,180	$1,111	$69	6%

Adjusted EBITDA	$623	$590	$34	6%
Adjusted EBITDA Margin (as a % of Total CSB Revenue)	53%	53%
Total CSB revenue was $1,180 million for the third quarter, up 6% versus the prior year. Monitoring and related services (M&S) revenue increased year-over-year resulting primarily from higher average pricing. Security installation, product, and other increased year-over-year resulting primarily from an increase in the volume of transactions under the customer-owned equipment ownership model and higher amortization of deferred subscriber acquisition revenue.
CSB Adjusted EBITDA increased 6% to $623 million in the third quarter compared to the prior year period. These improvements were driven by revenue growth, net of associated costs, and enhanced cost discipline. CSB Adjusted EBITDA in the quarter includes receipts from Google related to our joint marketing efforts.

Solar

	Three Months Ended September 30,
(in millions)	2023	2022	$ Change	% Change
Solar installation, product, and other	$58	$179	$(122)	(68)%
Total Solar revenue	$58	$179	$(122)	(68)%

Adjusted EBITDA	$(41)	$(6)	$(34)	N/M
Adjusted EBITDA Margin (as a % of Total Solar Revenue)	(71)%	(4)%
Note: M&S revenue is not applicable to the Solar segment.
Total Solar revenue for the third quarter was $58 million, down 68% versus the third quarter of last year. This performance was driven by lower installations and weaker sales performance.
Solar Adjusted EBITDA was a $41 million loss for the third quarter. Adjusted EBITDA was negatively impacted by the lower revenue discussed above.
The Company announced today it is taking decisive action to streamline the Solar business to focus on the top performing markets and rationalize the overhead and infrastructure of the business accordingly. As part of this plan, we are taking immediate steps to restructure our solar footprint, reducing from 38 to 16 branches. The remaining branches represented approximately 70% of Solar revenue in the third quarter. These actions are expected to remove more than $80 million of annualized costs from the Solar business.
As a result of continuing challenges in our Solar business and continued deterioration of macroeconomic and industry conditions, the Company recognized a non-cash goodwill impairment charge of $88 million during the third quarter. Following the impairment, the balance of goodwill in the Solar reporting unit is zero. This goodwill impairment charge has been excluded from Adjusted EBITDA.

BALANCE SHEET, CASH, AND LIQUIDITY

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Net cash provided by (used in) operating activities	$446	$498	$(52)	(10)%	$1,246	$1,321	$(75)	(6)%
Adjusted Free Cash Flow	$148	$145	$3	2%	$348	$288	$60	21%
Adjusted Free Cash Flow (including interest rate swaps)	$171	$143	$28	20%	$408	$261	$146	56%
Net cash provided by operating activities during the third quarter of 2023 was $446 million, down $52 million or 10% versus the third quarter of last year, and Adjusted Free Cash Flow (including the benefit of interest rate swaps) increased by $28 million versus the prior year period. During the third quarter, the Company had improved CSB operating profitability and lower net subscriber investments versus the prior year period. These improvements, which benefited from execution on our cost reduction initiatives and receipts from Google related to our joint marketing efforts, were partially offset by the performance of our Solar business.
The Company returned $32 million to shareholders in dividends during the third quarter of 2023.
On Oct. 5, 2023, the Company repaid $1,318 million of First Lien Senior Secured Term Loan B due 2026 using proceeds from the divestiture of its commercial business. On Oct. 18, 2023, the Company provided notice to redeem in December 2023 $500 million of First Lien Senior Secured Notes due 2024 using the $200 million remaining net proceeds from the commercial divestiture and cash on hand.
On Oct. 13, 2023 the Company amended and extended the remaining $1,391 million of First Lien Senior Secured Term Loan B due 2026 with $1,375 million of First Lien Senior Secured Term Loan B due 2030 at approximately 35 basis points in lower borrowing expense, and repaid approximately $16 million from cash on hand.
DIVIDEND DECLARATION
Effective Nov. 2, 2023, the Company’s Board of Directors declared a cash dividend of $0.035 per share to holders of the Company’s Common Stock and Class B Common Stock of record as of Dec. 14, 2023. This dividend will be paid on Jan. 9, 2024.
_____________________

(1)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow (including interest rate swaps), Adjusted Income (Loss), Adjusted Diluted Income (Loss) per share (or, Adjusted EPS), and Net Leverage Ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics such as Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems. Beginning in the third quarter of 2023, results of the commercial business are presented as discontinued operations. Except for cash flow measures, and unless otherwise noted, amounts herein have been recast to reflect the results of the Company’s continuing operations.

(2)	Amounts may not sum due to rounding.

Conference Call
As previously announced, management will host a conference call at 10 a.m. ET today to discuss the Company’s third quarter 2023 results and lead a question-and-answer session. Participants may listen to a live webcast through the investor relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Alternatively, participants may listen to the live call by dialing 1-833-470-1428 (domestic) or 1-646-904-5544 (international), and providing the access code 664545. An audio replay will be available for two weeks following the call, and can be accessed by dialing 1-866-813-9403 (domestic) or 1-929-458-6194 (international), and providing the access code 471093.
A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and small businesses. Through innovative offerings, unrivaled safety and a premium customer experience, all delivered by one of the largest networks of smart home security and rooftop solar professionals in the U.S., we empower people to protect and connect to what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

Forward-Looking Statements
ADT has made statements in this press release that are forward-looking and therefore subject to risks and uncertainties, including those described below. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to, among other things, planned ADT Solar restructuring activities; the commercial transaction between ADT and GTCR, the expected timetable for realizing expected benefits and synergies of the commercial transaction; the strategic investment by and long term partnership with State Farm; anticipated financial performance, including the Company’s ability to achieve its stated guidance metrics and its progress toward its medium-term targets; management’s plans and objectives for future operations; the successful development, commercialization, and timing of new or joint products; the expected timing of product commercialization with State Farm or any changes thereto, including the ADT home security program for State Farm; the Company’s acquisition of ADT Solar and its anticipated impact on the Company’s business and financial condition, including the subsequent announcement of planned ADT Solar restructuring activities; business prospects; outcomes of regulatory proceedings; market conditions; the Company’s ability to successfully respond to the challenges posed by the COVID-19 Pandemic; the Company’s strategic partnership and ongoing relationship with Google; the expected timing of product commercialization with Google or any changes thereto; the successful internal development, commercialization, and timing of the Company’s next generation platform and innovative offerings; the successful conversion of customers who continue to utilize outdated technology; the current and future market size for existing, new, or joint products; any stated or implied outcomes with regards to the foregoing; and other matters. Without limiting the generality of the preceding sentences, any time the Company uses the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, the Company intends to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward- looking. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, factors relating to uncertainties as to any difficulties with respect to planned ADT Solar restructuring activities, including expenses associated with the separation of certain Solar branches and personnel; the effect of the commercial transaction and of the announcement of the planned ADT Solar restructuring activities on ADT’s ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners; risks related to the commercial transaction and planned ADT Solar restructuring activities and the possible diversion of management’s attention from ADT’s core CSB business operations; uncertainties as to ADT’s ability and the amount of time necessary to realize the expected benefits of the commercial transaction and planned ADT solar restructuring activities; the achievement of potential benefits of the equity investment by and long-term partnership with State Farm, including as a result of restrictions on, or required prior regulatory approval of, various actions by regulated insurers; risks and uncertainties related to ADT's ability to successfully generate profitable revenue from new and existing partnerships; ADT's ability to successfully commercialize any joint products with State Farm or with Google; the Company's ability to successfully utilize the incremental funding committed by State Farm or Google; continued risks and uncertainties related to the Company’s ability to successfully integrate and operate the ADT Solar business, including the planned ADT Solar restructuring activities risks related to the various financing arrangements, including third party owned arrangements, that the Company facilitates for some ADT Solar customers; the Company’s ability to continuously and successfully commercialize innovative offerings; the Company’s ability to successfully implement an Environmental, Social, and Governance program across the Company; risks related to the restatement of our consolidated financial statements included in our amended Annual Report on Form 10-K/A for the year ended December 31, 2022 (the “Amended Annual Report”) and in our amended quarterly report on Form 10-Q/A for the quarter ended March 31, 2023; any litigation or investigation related to such restatements; the Company’s ability to maintain effective internal control over financial reporting (“ICFR”) and disclosure controls and procedures (“DCPs”) including its ability to remediate any existing material weakness in ICFR and the timing of any such remediation, as well as ability to reestablish effective DCPs at a reasonable assurance level; and risks that are described in the Company’s Amended Annual Report, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the SEC, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

ADT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data) (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Revenue:
Monitoring and related services	$1,053	$1,022	$32	3%	$3,125	$3,029	$96	3%
Security installation, product, and other	126	89	38	42%	355	236	120	51%
Solar installation, product, and other	58	179	(122)	(68)%	280	586	(306)	(52)%
Total revenue	1,237	1,290	(52)	(4)%	3,760	3,851	(91)	(2)%
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Monitoring and related services	149	137	11	8%	453	446	7	2%
Security installation, product, and other	39	27	12	43%	114	67	47	70%
Solar installation, product, and other	49	114	(65)	(57)%	213	383	(170)	(44)%
Total cost of revenue	237	279	(42)	(15)%	779	895	(116)	(13)%
Selling, general, and administrative expenses	396	415	(20)	(5)%	1,159	1,254	(95)	(8)%
Depreciation and intangible asset amortization	333	387	(54)	(14)%	1,021	1,224	(203)	(17)%
Merger, restructuring, integration, and other	16	5	12	N/M	42	1	41	N/M
Goodwill impairment	88	201	(113)	(56)%	511	201	310	N/M
Operating income (loss)	167	3	165	N/M	247	276	(28)	(10)%
Interest expense, net	(147)	(30)	(117)	N/M	(402)	(117)	(285)	N/M
Other income (expense)	1	(156)	157	N/M	—	(153)	153	N/M
Income (loss) from continuing operations before income taxes and equity in net earnings (losses) of equity method investee	21	(183)	204	N/M	(155)	5	(160)	N/M
Income tax benefit (expense)	(39)	16	(55)	N/M	12	(38)	50	N/M
Income (loss) from continuing operations before equity in net earnings (losses) of equity method investee	(18)	(168)	150	(89)%	(143)	(33)	(110)	N/M
Equity in net earnings (losses) of equity method investee	(3)	(2)	(1)	69%	(7)	(3)	(5)	N/M
Income (loss) from continuing operations	(21)	(169)	148	(88)%	(150)	(35)	(114)	324%
Income (loss) from discontinued operations, net of tax	(66)	8	(73)	N/M	37	17	20	114%
Net income (loss)	$(86)	$(161)	$75	(47)%	$(113)	$(18)	$(95)	N/M

Common Stock:
Income (loss) from continuing operations per share - basic	$(0.02)	$(0.19)			$(0.16)	$(0.04)
Income (loss) from continuing operations per share - diluted	$(0.02)	$(0.19)			$(0.16)	$(0.04)

Net income (loss) per share - basic	$(0.09)	$(0.18)			$(0.12)	$(0.02)
Net income (loss) per share - diluted	$(0.09)	$(0.18)			$(0.12)	$(0.02)

Weighted-average shares outstanding - basic	857	850			856	847
Weighted-average shares outstanding - diluted	857	850			856	847

Class B Common Stock:
Income (loss) from continuing operations per share - basic	$(0.02)	$(0.19)			$(0.16)	$(0.04)
Income (loss) from continuing operations per share - diluted	$(0.02)	$(0.19)			$(0.16)	$(0.04)

Net income (loss) per share - basic	$(0.09)	$(0.18)			$(0.12)	$(0.02)
Net income (loss) per share - diluted	$(0.09)	$(0.18)			$(0.12)	$(0.02)

Weighted-average shares outstanding - basic	55	55			55	55
Weighted-average shares outstanding - diluted	55	55			55	55
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions) (Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$239	$257
Restricted cash and restricted cash equivalents	117	116
Accounts receivable, net	384	335
Inventories, net	199	225
Work-in-progress	7	12
Prepaid expenses and other current assets	238	307
Current assets held for sale	450	470
Total current assets	1,635	1,722
Property and equipment, net	276	306
Subscriber system assets, net	2,991	2,919
Intangible assets, net	4,823	4,927
Goodwill	4,904	5,430
Deferred subscriber acquisition costs, net	1,135	991
Other assets	771	641
Noncurrent assets held for sale	895	886
Total assets	$17,431	$17,821

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$835	$858
Accounts payable	276	418
Deferred revenue	272	310
Accrued expenses and other current liabilities	582	777
Current liabilities held for sale	314	299
Total current liabilities	2,279	2,661
Long-term debt	8,832	8,947
Deferred subscriber acquisition revenue	1,849	1,581
Deferred tax liabilities	909	893
Other liabilities	216	240
Noncurrent liabilities held for sale	107	106
Total liabilities	14,192	14,428

Total stockholders' equity	3,239	3,393
Total liabilities and stockholders' equity	$17,431	$17,821
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(86)	$(161)	$(113)	$(18)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	330	406	1,059	1,282
Amortization of deferred subscriber acquisition costs	51	42	146	118
Amortization of deferred subscriber acquisition revenue	(80)	(64)	(228)	(176)
Share-based compensation expense	16	17	43	50
Deferred income taxes	138	(14)	7	36
Provision for losses on receivables and inventory	37	23	104	68
Goodwill, intangible, and other asset impairments	94	201	522	201
Unrealized (gain) loss on interest rate swap contracts	(16)	(108)	(38)	(313)
Change in fair value of other financial instruments	—	158	—	158
Other non-cash items, net	50	26	103	104
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Deferred subscriber acquisition costs	(110)	(109)	(295)	(304)
Deferred subscriber acquisition revenue	73	89	222	256
Other, net	(50)	(7)	(285)	(141)
Net cash provided by (used in) operating activities	446	498	1,246	1,321

Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(133)	(159)	(385)	(500)
Subscriber system asset expenditures	(161)	(194)	(481)	(573)
Purchases of property and equipment	(41)	(48)	(131)	(136)
Acquisition of businesses, net of cash acquired	—	—	—	(13)
Proceeds from sale of business, net of cash sold	—	—	—	27
Other investing, net	2	—	9	(14)
Net cash provided by (used in) investing activities	(333)	(401)	(988)	(1,209)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	100	650	480
Proceeds from receivables facility	72	73	212	212
Proceeds (payments) from interest rate swaps	23	(2)	59	(27)
Repayment of long-term borrowings, including call premiums	(15)	(187)	(889)	(528)
Repayment of receivables facility	(52)	(35)	(145)	(81)
Dividends on common stock	(32)	(32)	(96)	(95)
Payments on finance leases	(11)	(12)	(32)	(34)
Other financing, net	(2)	2	(34)	(13)
Net cash provided by (used in) financing activities	(18)	(93)	(275)	(86)

Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net increase (decrease)	95	4	(18)	27
Beginning balance	261	56	374	33
Ending balance	$356	$60	$356	$60
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions) (Unaudited)
Revenue by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
CSB:
Monitoring and related services	$1,053	$1,022	$3,125	$3,029
Security installation, product, and other	126	89	355	236
Total CSB	$1,180	$1,111	$3,480	$3,265

Solar:
Solar installation, product, and other	$58	$179	$280	$586
Total Solar	$58	$179	$280	$586

Total Revenue	$1,237	$1,290	$3,760	$3,851
Adjusted EBITDA by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
CSB	$623	$590	$1,854	$1,724
Solar	(41)	(6)	(89)	(4)
Total	$583	$583	$1,766	$1,719
Adjusted EBITDA Margin by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
CSB (as a % of Total CSB Revenue)	53%	53%	53%	53%
Solar (as a % of Total Solar Revenue)	(71)%	(4)%	(32)%	(1)%
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of our non-GAAP financial measures used in this release, reasons our management believes these measures are useful to investors regarding our financial condition and results of operations, additional purposes, if any, for which our management uses the non-GAAP financial measures, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures. In addition, computations of these non-GAAP measures may not be comparable to other similarly titled measures reported by other companies.
With regard to our financial guidance for 2023, the Company is not providing a quantitative reconciliation for forward-looking Adjusted EBITDA and Adjusted EPS to income (loss) from continuing operations, and Adjusted Free Cash Flow and Adjusted Free Cash Flow (including interest rate swaps) to net cash provided by operating activities, which are the most directly comparable respective GAAP measures. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the following reconciliations. Additionally, information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

Beginning in the third quarter of 2023, the Company is presenting the results of the commercial business as a discontinued operation (with the exception of certain costs previously reflected in the Commercial segment that do not qualify to be presented as discontinued operations and are now reflected in the CSB segment). Except for Free Cash Flow, Adjusted Free Cash Flow, and Adjusted Free Cash Flow (including interest rate swaps) which, consistent with the presentation of the GAAP measure net cash provided by (used in) operating activities, continue to reflect the results of both continuing and discontinued operations (through the date of sale), and unless otherwise noted, non-GAAP measures herein have been recast for prior periods to reflect the results of only the Company’s continuing operations and to exclude the results of discontinued operations related to the commercial business to conform with the current period presentation.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA from Continuing Operations (“Adjusted EBITDA”) and Adjusted EBITDA Margin from Continuing Operations (“Adjusted EBITDA Margin”)
We believe the presentation of our non-GAAP measure, Adjusted EBITDA, provides useful information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe this provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as income or loss from continuing operations adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other items such as separation costs; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; (ix) adjustments related to acquisitions, such as contingent consideration and purchase accounting adjustments, or dispositions; (x) impairment charges; and (xi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments or financing and consent fees.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect our income or loss from continuing operations (the most comparable GAAP measure).
The discussion above is also applicable to Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Income (loss) from continuing operations	$(21)	$(169)	$(150)	$(35)
Interest expense, net	147	30	402	117
Income tax expense (benefit)	39	(16)	(12)	38
Depreciation and intangible asset amortization	333	387	1,021	1,224
Amortization of deferred subscriber acquisition costs	48	40	138	112
Amortization of deferred subscriber acquisition revenue	(77)	(62)	(221)	(169)
Share-based compensation expense	10	14	31	40
Merger, restructuring, integration and other(1)	16	5	42	1
Goodwill impairment(2)	88	201	511	201
Change in fair value of other financial instruments(3)	—	158	—	158
Non-cash acquisition-related adjustments and other, net(4)	(1)	(5)	2	33
Adjusted EBITDA	$583	$583	$1,766	$1,719

Income (loss) from continuing operations to total revenue ratio	(2)%	(13)%	(4)%	(1)%
Adjusted EBITDA Margin (as percentage of Total Revenue)	47%	45%	47%	45%
Note: amounts may not sum due to rounding
_______________________
(1)During 2023, includes integration and third-party costs related to the strategic optimization of the Solar business operations following the ADT Solar acquisition.
(2)Represents impairment charges associated with our Solar reporting unit.
(3)During 2022, represents the change in fair value of a contingent forward purchase contract related to the State Farm transaction during 2022.
(4)During 2022, primarily represents amortization of the customer backlog intangible asset related to the ADT Solar Acquisition, which was fully amortized as of March 2022 partially offset by gain on sale of a business of $10 million during Q2 2022.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow, Adjusted Free Cash Flow, and Adjusted Free Cash Flow including interest rate swaps
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask our operating results or business trends. Adjusted Free Cash Flow including interest rate swaps reflects Adjusted Free Cash Flow plus net cash settlements on interest rate swaps presented within net cash provided by (used in) financing activities.
We believe the presentations of these non-GAAP measures are appropriate to provide investors with useful information about our ability to repay debt, make other investments, and pay dividends. We believe the presentation of Adjusted Free Cash Flow is also a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends. Further, Adjusted Free Cash Flow including interest rate swaps is a useful measure of Adjusted Free Cash Flow inclusive of all cash interest.
There are material limitations to using these non-GAAP measures. These non-GAAP measures adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. These non-GAAP measures are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.
The non-GAAP measures in the table below include cash flows associated with both continuing and discontinued operations consistent with the applicable GAAP presentation on the Statement of Cash Flows.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net cash provided by (used in):
Operating activities	$446	$498	$1,246	$1,321
Investing activities	$(333)	$(401)	$(988)	$(1,209)
Financing activities	$(18)	$(93)	$(275)	$(86)

Net cash provided by (used in) operating activities	$446	$498	$1,246	$1,321
Dealer generated customer accounts and bulk account purchases	(133)	(159)	(385)	(500)
Subscriber system asset expenditures	(161)	(194)	(481)	(573)
Purchases of property and equipment	(41)	(48)	(131)	(136)
Free Cash Flow	111	97	249	112
Net proceeds from receivables facility	20	38	68	131
Financing and consent fees	—	—	—	—
Restructuring and integration payments(1)	13	6	27	13
Integration-related capital expenditures	1	1	1	2
Radio conversion costs, net	(1)	(2)	(4)	10
Other, net(2)	5	4	8	21
Adjusted Free Cash Flow	$148	$145	$348	$288
Interest rate swaps presented within financing activities(3)	23	(2)	59	(27)
Adjusted Free Cash Flow (including interest rate swaps)	$171	$143	$408	$261
Note: amounts may not sum due to rounding
_______________________
(1)During 2023, primarily includes ADT Solar integration costs and restructuring activities.
(2)During 2022, primarily includes acquisition costs related to the ADT Solar Acquisition. During 2023, primarily includes separation costs related to the divestiture of the commercial business.
(3)Includes net settlements related to interest rate swaps with an other-than-insignificant financing element at inception, which is presented within net cash provided by (used in) financing activities.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Income (Loss) from Continuing Operations (“Adjusted Income (Loss)”) and Adjusted Diluted Income (Loss) per Share from Continuing Operations (“Adjusted Diluted Income (Loss) per Share”) (or, Adjusted EPS)
We define Adjusted Income (Loss) as income (loss) from continuing operations adjusted for (i) merger, restructuring, integration, and other items such as separation costs; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments, impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Income (Loss) per share is Adjusted Income (Loss) divided by diluted weighted-average shares outstanding of common stock.
We believe Adjusted Income (Loss) and Adjusted Diluted Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
There are material limitations to using these measures, as they do not reflect certain significant items which directly affect our income (loss) from continuing operations and related per share amounts (the most comparable GAAP measures).
Prior to the third quarter of 2023, the Company presented Adjusted Net Income along with a reconciliation to GAAP net income and Adjusted Diluted Net Income (Loss) per share along with a reconciliation to GAAP Diluted Net Income (Loss) per share. As the Company did not report discontinued operations prior to the third quarter of 2023, net income (loss) reflected all of the Company’s operations, including the commercial business. Since the beginning of the third quarter of 2023, results of the commercial business are presented in accordance with GAAP as discontinued operations. Therefore, the Company now presents Adjusted Income (Loss) and Adjusted Diluted Income (Loss) per share along with reconciliations to GAAP income (loss) from continuing operations and GAAP Diluted income (loss) from continuing operations per share, respectively, as the most directly comparable GAAP measures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2023	2022	2023	2022
Income (loss) from continuing operations	$(21)	$(169)	$(150)	$(35)
Merger, restructuring, integration, and other(1)	16	5	42	1
Goodwill impairment(1)	88	201	511	201
Change in fair value of other financial instruments(1)	—	158	—	158
Share-based compensation expense	10	14	31	40
Interest rate swaps, net(2)	9	(108)	(13)	(313)
Non-cash acquisition-related adjustments and other, net(1)	(1)	(5)	2	33
Tax impact on adjustments(3)	(33)	(23)	(210)	14
Adjusted Income (Loss) from continuing operations	$69	$72	$213	$99

Weighted-average shares outstanding - diluted(4):
Common Stock	857	850	856	847
Class B Common Stock	55	55	55	55

Income (loss) per share from continuing operations - diluted:
Common Stock	$(0.02)	$(0.19)	$(0.16)	$(0.04)
Class B Common Stock	$(0.02)	$(0.19)	$(0.16)	$(0.04)

Adjusted Diluted Income (Loss) per share(5)	$0.08	$0.09	$0.25	$0.12
Note: amounts may not sum due to rounding.
_______________________.
(1)Refer to the footnotes to the reconciliation of Adjusted EBITDA to income (loss) from continuing operations.
(2)Primarily includes the unrealized (gain) or loss on interest rate swaps not designated as cash flow hedges. During Q3 2023, includes $25 million associated with the reclassification to interest expense, net from accumulated other comprehensive income (“AOCI”) of historical losses related to certain interest rate swaps for which the Company previously applied hedge accounting but for which the cash flows are probable of not occurring as a result of the partial redemption of the Company’s First Lien Term Loan due 2026.
(3)Represents the statutory rate, inclusive of the federal statutory rate, which reflects the tax impact of our filing posture in combined, unitary, and separate reporting states. Our state tax profile varies by state.
(4)Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports (as Amended) on Form 10-K (or Form 10-K/A) for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(5)Calculated as Adjusted Income (Loss) divided by diluted weighted-average shares outstanding of Common Stock.